EXHIBIT 99

Wireless Ronin Technologies, Inc. Common Stock to
Commence Trading on NASDAQ Capital Market

MINNEAPOLIS – September 30, 2010 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based digital signage provider, today announced that the NASDAQ Stock Market has approved the Company’s application to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market.  The Company’s common stock will commence trading on the NASDAQ Capital Market on October 4, 2010.  It will continue to trade under the symbol “RNIN”.

The NASDAQ Capital Market is one of the three markets for NASDAQ-listed stocks and operates in the same manner as the NASDAQ Global Market.  Companies with securities listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.  Trading in the Company’s common stock will be unaffected by the transfer to the NASDAQ Capital Market.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® as a complete solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from one central location and provides turnkey solutions in the digital signage marketplace.  The RoninCast® software suite facilitates customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training.

Investor Contact

Darin P. McAreavey, vice president, chief financial officer
dmcareavey@wirelessronin.com
952.564.3525

Media Contact

Erin E. Flor, manager of communications and investor relations
eflor@wirelessronin.com
952.564.3535